FOR IMMEDIATE RELEASE:  Wednesday, May 18, 2005

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

               MITY ENTERPRISES, INC. ANNOUNCES RECORD SALES
                            FOR FISCAL YEAR END
                  - - - - - - - - - - - - - - - - - - - -
              SALES INCREASE 18 PERCENT FOR THE FOURTH QUARTER


OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and year ended March 31, 2005.

Net sales for the fourth quarter totaled $13.0 million compared to $11.0 million a year ago, an increase of 18 percent. Due primarily to the previously announced impairment charge related to the decision to discontinue the next generation table project, the Company is reporting a net loss of $537,000 versus net income of $1.0 million for the comparable period a year ago. Basic and diluted loss per share for the recent quarter were $0.12 compared to the previous year's fourth quarter basic and diluted earnings per share of $0.25 and $0.23, respectively.

Net sales for the twelve months ended March 31, 2005, totaled a record $50.3 million compared to $45.2 million a year ago, an increase of 11 percent. Net income was $2.5 million versus $4.8 million in the prior fiscal year. Basic and diluted earnings for the twelve-month period were $0.57 and $0.55, respectively, compared to the previous year's twelve-month basic and diluted earnings per share of $1.14 and $1.09, respectively.

During the quarter ended March 31, 2005, the previously announced impairment of assets related to the Company's discontinued next generation table project was realized. The impairment involved reducing the carrying amounts of some of the related fixed assets to their estimated fair value. The asset impairment totaled $2,226,000 and consisted of $1,999,000 in impairment of fixed assets and $227,000 in impairment of other intangible asset. In addition, inventory associated with the project was revalued at market value resulting in an adjustment down in the value of the inventory of $324,000. This charge was included in the cost of products sold. Excluding the impact of this impairment and inventory charges, the estimated adjusted basic and diluted earnings per share for the quarter ended March 31, 2005 would have been $0.25 and $0.24, respectively. For the year ended March 31, 2005, the estimated adjusted basic and diluted earnings per share would have been $0.95 and $0.91, respectively.
A reconciliation of GAAP net income and earnings per share to net income and earnings per share excluding asset impairment and inventory charge is included at the end of this release.

As compared to the fourth quarter of fiscal 2004, the increase in net sales was primarily attributable to growth in the hospitality, government, office, business, public assembly and recreation markets. For the twelve-month period ended March 31, 2005, international sales increased 16 percent compared to the prior year period. Gross profit margins for the quarter decreased 6 percentage points, to 30.7 percent, due primarily to higher prices on raw materials as well as the $324,000 charge to inventory related to discontinuing the next generation table project.

"We are very pleased to post record sales for the year," said Nielson. "Excluding the impairment and inventory charge recognized this quarter, net income would have been $1.1 million for the quarter and $4.1 million for the year. We have now redirected our research and development resources to other projects including some exciting new chair lines. We have recently introduced two new chair lines-our Chivari style stacking chair and our Duramax resin folding chair, and anticipate launching another two lines in the next six months. In addition, we have begun to identify several possibilities for utilizing our rotational molding facilities. These include several custom products as an OEM and a few products of our own design."

"Virtually all of our multipurpose room furniture market segments experienced strong sales growth with some up as much as 30 percent. Only education experienced a decline, being down 5%. Net sales experienced 11 and 18 percent growth for the year and the quarter, respectively," noted Paul R. Killpack, chief financial officer. "Looking forward, it is possible that sales will be up again by as much as 15 percent as compared to the prior year's June quarter."

In order to be more consistent with other companies in our industry, the company has decided to change its accounting treatment for freight revenue. Previously, the company has reported freight revenue as an offset to freight costs in cost of products sold. Now, the company will include freight revenue in net sales and freight costs will continue to be included in cost of products sold. Prior year financials have been adjusted to conform with this new treatment. This change has no effect on the amount of gross margin, operating margins, or net income, but does reduce our margins as a percent of sales.

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 2005 is anticipated to be available at the end of May online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit MITY Enterprises online at
www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the June quarter will be up as much as 15 percent as compared to last year's sales for the same period, (b) the Company's belief that it will be able to recover the fair value of the impaired assets, and (c) the Company's hope that we can use the expertise gained in this new process and apply it in other products. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) inability to apply our next generation process technology to other markets and products; (ii) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (iii) the continued uncertainty in the furniture industry and its potential impact on the company's operations; (iv) uncertainty about market acceptance of any new products introduced by the Company; (v) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (vi) lack of available capital and other resources to develop or acquire and commercialize new products; and (vii) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release other than as required by law.

                                  - more -

                                          MITY Enterprises, Inc.
                                     Unaudited Financial Highlights

                                            THREE MONTHS ENDED
                                                MARCH 31,
                                          2005              2004
                                      -----------       -----------
Net sales                             $12,976,000       $10,952,000

Income (loss) from operations            (940,000)        1,556,000

Pre-tax income (loss)                    (840,000)        1,508,000

Net income (loss)                        (537,000)        1,042,000

Basic earnings (loss) per share            ($0.12)            $0.25

Weighted average number of common
 shares-basic                           4,319,194         4,219,764

Diluted earnings (loss) per share         ( $0.12)            $0.23

Weighted average common and common
 equivalent shares-diluted              4,469,498         4,446,889


                                           TWELVE MONTHS ENDED
                                                MARCH 31,
                                          2005              2004
                                      -----------       -----------
Net sales                             $50,272,000       $45,210,000

Income from operations                  3,837,000         7,541,000

Pre-tax income                          3,895,000         7,440,000


Net income                              2,469,000         4,753,000

Basic earnings per share                    $0.57             $1.14

Weighted average number of common
 shares-basic                           4,296,525         4,157,081

Diluted earnings per share                  $0.55             $1.09

Weighted average common and common
 equivalent shares-diluted              4,474,111         4,364,683




                                         MITY Enterprises, Inc.
                                 Reconciliation of GAAP Net Income and
                                          Earnings Per Share to
                                   Net Income and Earnings Per Share
                                     Excluding Asset Impairment and
                                            Inventory Charge
                                     Unaudited Financial Highlights

                                            THREE MONTHS ENDED
                                                MARCH 31,
                                          2005              2004
                                      -----------       -----------

GAAP net income (loss) as reported    $  (537,000)      $ 1,042,000

Inventory charge                          324,000               --

Asset impairment                        2,226,000               --

Tax effects on adjustments               (949,000)              --

Total charges, net of tax effects       1,601,000               --
                                      -----------       -----------
Net income excluding inventory charge
 and asset impairment                 $ 1,064,000       $ 1,042,000
                                      ===========       ===========

Basic earnings per share excluding
 inventory charge and asset impairment      $0.25             $0.25

Diluted earnings per share                  $0.24             $0.23


                                            TWELVE MONTHS ENDED
                                                MARCH 31,
                                          2005              2004
                                      -----------       -----------

GAAP net income as reported           $ 2,469,000       $ 4,753,000

Inventory charge                          324,000               --

Asset impairment                        2,226,000               --

Tax effects on adjustments               (949,000)              --


Total charges, net of tax effects       1,601,000               --
                                      -----------       -----------
Net income excluding inventory charge
 and asset impairment                 $ 4,070,000       $ 4,753,000
                                      ===========       ===========
Basic earnings per share excluding
 inventory charge and asset impairment      $0.95             $1.14

Diluted earnings per share                  $0.91             $1.09


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